FOR IMMEDIATE RELEASE

DOLLAR GENERAL NAMES TODD J. VASOS

DIVISION PRESIDENT AND CHIEF MERCHANDISING OFFICER

GOODLETTSVILLE, Tenn., November 11, 2008 – Dollar General has appointed veteran retail executive Todd J. Vasos to the role of division president and chief merchandising officer for its 8,300 store network.

Vasos, 47, will oversee merchandising, marketing and global sourcing for Dollar General starting December 1, and will report to CEO Rick Dreiling.

Vasos was the executive vice president and chief operating officer at Longs Drugs, based in Walnut Creek, Calif., where he was responsible for all pharmacy and front-end marketing, merchandising, procurement, supply chain, advertising, store development, store layout, store operations, loss prevention, store construction and the operation of three distribution centers. Prior to being named COO, Vasos served for seven years as Longs’ senior vice president and chief merchandising officer. Vasos has also served in leadership positions at Eckerd Drug Corp. and Phar-Mor Food and Drug Inc.

“Todd Vasos has a record of leading successful teams and implementing innovative merchandising solutions,” said Rick Dreiling, Dollar General’s chief executive officer. “He comes on board at an exciting time at Dollar General, and he joins a dynamic team.  I look forward to working with Todd to reinforce Dollar General’s leadership and its mission of serving others.”

About Dollar General

Dollar General is a leading discount retailer with more than 8,300 neighborhood stores. Dollar General helps shoppers Save Time. Save Money. Every Day.® by offering national branded items that are frequently used and replenished such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly-Clark, PepsiCo, Coca-Cola, Unilever, Kellogg’s, General Mills, Nabisco and Fruit of the Loom.

CONTACTS

Media: Tawn Earnest, (615) 855-5209

INVESTORS:  Emma Jo Kauffman (615) 855-5525